Insider Trading Policy

Amended and Restated: January 30, 2025

I.OVERVIEW
A.    Introduction
Federal and state laws prohibit the purchase or sale of securities by persons who have material information about a company that is not generally known or available to the public. These laws also prohibit persons with such material non-public information from disclosing it to others who may trade on the basis of the information.
To promote compliance with federal and state securities laws (collectively “insider trading laws”) and to protect Healthpeak Properties, Inc., together with its subsidiaries (collectively, “Healthpeak” or the “Company”) and you from serious liabilities and penalties that can result from violations of these laws, we have adopted this Insider Trading Policy (this “Policy”) regarding trading in securities by our directors, officers and employees. The Company may also determine that other persons are subject to this Policy, such as consultants who have access to material non-public information.
B.    Applicability
This Policy applies to you and (1) anyone that lives in your household, (2) any family members who do not live in your household but whose transactions in Healthpeak securities and companies with which Healthpeak does business are subject to your influence or control, (3) any corporations, partnerships or other business entities controlled or managed by you, it being understood that references to individuals covered by this Policy herein also include such entities and (4) any trusts for which you are the trustee or have a beneficial pecuniary interest (each and collectively, “Restricted Affiliates”). You are responsible for making sure that each of your Restricted Affiliates complies with this Policy. This Policy only provides guidelines and you are still ultimately responsible for ensuring that you and your Restricted Affiliates do not violate insider trading laws or this Policy.
C.    Exceptions and Waivers
    Any exceptions and waivers to this Policy may only be granted by our General Counsel or the Board of Directors, as appropriate. Additionally, your ownership of, and transactions in, Healthpeak securities are subject to all applicable Healthpeak policies, including, but not limited to, the Code of Business Conduct and Ethics (the “Code of Conduct”), Section 16 Policy, Policy Regarding the Recoupment of Certain Compensation Payments (the “Clawback Policy”), Stock Ownership Guidelines and the Employee Handbook.

D.    Questions
If you have any questions about this Policy or its application to a particular transaction, you should contact the General Counsel before you engage in such transaction.
II.INSIDER TRADING PENALTIES
The penalties for violating insider trading laws and this Policy are severe. For example, if you violate federal insider trading laws, you may have to: (a) pay civil fines of up to three times the profit gained or loss avoided by such violation; (b) pay criminal fines of up to $5 million per violation; and (c) serve a jail sentence of up to 20 years per violation.
A violation of insider trading laws or this Policy also poses significant risks to Healthpeak. As a result of your insider trading violations, Healthpeak could also be subject to: (a) paying three times the profit gained or loss avoided by such violation; (b) paying a substantial additional civil fine; and (c) facing potential criminal fines of up to $25 million. Healthpeak could be forced to disclose material non-public information, which could damage our competitive position, jeopardize important or strategic plans and threaten or eliminate strategic business opportunities, such as mergers and acquisitions or capital market financings.
The Securities and Exchange Commission (“SEC”), the New York Stock Exchange , the Financial Industry Regulatory Authority (“FINRA”), as well as other federal and state regulators, are very effective at detecting and prosecuting insider trading cases. The SEC and FINRA routinely examine pre-announcement trading activity in the stock of companies that announce a significant transaction. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. The size of the transaction or the amount of profit received does not have to be large to result in civil or criminal prosecution. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.
You must carefully read this Policy and follow its directives at all times. Failure to adhere to insider trading laws or this Policy or provide certification of the matters contained herein may result in immediate disciplinary measures, including termination of your employment or service with Healthpeak.
If you become aware of a possible insider trading violation, you should immediately report the potential violation to the General Counsel.

III. POLICIES AND PROCEDURES
A.Policy Prohibitions and Restrictions
This Policy prohibits (1) trading (i.e., purchasing or selling securities as described in Section III(A)(2) below) when you are aware of material non-public information, (2) tipping (as defined in Section III(A)(3) below), and (3) engaging in speculative trading or short sales as described in Section III(A)(5) below. This Policy also includes additional restrictions on certain other transactions in Healthpeak’s securities or the securities of any publicly-traded real estate investment trust (“REIT”), as further described below in this Section III(A). These restrictions apply to all of Healthpeak’s directors, officers and employees, as well as any consultants or other persons subject to this Policy. Additionally, these restrictions apply to your Restricted Affiliates because the SEC and prosecutors may presume that trading by Restricted Affiliates is based on information you supplied and these authorities may treat any such trades as if you had executed the trades yourself.
These restrictions will continue to apply to you and your Restricted Affiliates after the termination of your employment or service with Healthpeak for so long as you are aware of material non-public information about Healthpeak or any other company obtained during your employment or service with Healthpeak.
There are no exceptions to this Policy, except as expressly provided herein. The insider trading laws do not recognize any mitigating circumstances. Accordingly, transactions that you believe may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not exempted from this Policy.
1.Awareness of Material Non-Public Information
You or any Restricted Affiliate may not, directly or indirectly through family members or other persons or entities, purchase or sell stock or other securities of Healthpeak when in possession of material non-public information relating to Healthpeak or its securities, except in the circumstances expressly permitted by this Policy. Additionally, if, in the course of working for Healthpeak, you learn of material non-public information about a company with which Healthpeak does business or proposes to do business, including any tenant, operator or supplier, or with whom Healthpeak proposes to engage in an acquisition or other transaction, neither you nor any of your Restricted Affiliates may, directly or indirectly through family members or other persons or entities, purchase or sell securities of that company until the information becomes public or is no longer material.

2.Transactions Involving a Purchase or Sale
“Purchase” and “sale” are defined broadly for purposes of the insider trading laws. “Purchase” includes the actual purchase of a security and any contract to purchase or otherwise acquire a security for value, and “sale” includes the actual sale of a security and any contract to sell or otherwise dispose of a security for value. These definitions extend to a broad range of transactions including, without limitation:
a.conventional cash-for-stock transactions;
b.broker-assisted cashless exercises of stock options;
c.engaging in short sales and other hedging transactions;
d.placing “stop-loss” or “limit” orders;
e.sales of Healthpeak’s securities obtained through exercises of employee stock options or vestings, or payments of other equity awards granted by Healthpeak;
f.pledging or margining securities; and
g.purchases and sales of derivative securities (e.g., options, warrants, convertible securities, stock appreciation rights or any similar security with a value derived from the value of an equity security), including exchange traded options and other convertible securities.
3.Tipping
You or any Restricted Affiliate may not disclose to anyone, including without limitation family members, friends, business associates, investors and co-workers (except as may be required by the co-worker’s job position), any material non-public information about Healthpeak and its securities or any other company and its securities that you learned in the course of your employment or service with Healthpeak. This includes refraining from making purchase, sell or hold recommendations to anyone about Healthpeak or any other company while you are aware of material non-public information. This practice is commonly known as “tipping,” and violates insider trading laws, and can result in the same civil and criminal penalties that apply if you or any of your Restricted Affiliates engaged in insider trading directly.
4.Financial Investments in Certain Public REITs
While not restricted to Trading Windows (as defined below) applicable to Healthpeak securities, you must obtain pre-approval from the General Counsel prior to trading, directly or indirectly through any Restricted Affiliate, in the securities of the publicly-traded REITs listed on Appendix B attached hereto (each, a “Covered REIT”): provided, however, that such pre-approval shall not be required to:

a.participate in any ordinary course compensatory stock or equity plans of any Covered REIT or make purchases in the securities of such Covered REIT if you or any Restricted Affiliate is employed by, or a member of the board of directors of, such Covered REIT;
b.invest in a mutual fund or exchange-traded fund that holds securities of a Covered REIT; or
c.retain any existing investments in a Covered REIT as of July 27, 2017 (i.e., you will only be required to seek approval to add to or dispose of these holdings).
In conducting investment activities, whether or not permitted under this Policy, you and any Restricted Affiliate must adhere to this Policy and to all applicable insider trading and other laws.
5.Speculative Trading and Short Sales
You are encouraged to consider a purchase of Healthpeak’s securities as a long-term investment, and through ownership of our securities, to develop an alignment of interest with the performance and prospects of Healthpeak. Consistent with this philosophy, you and your Restricted Affiliates are subject to the following additional prohibitions relating to speculative trading transactions involving Healthpeak’s securities:
a.Publicly Traded Options. Given the relatively short term of publicly-traded options, any purchase or sale of such options of Healthpeak’s securities by you or any of your Restricted Affiliates may create the appearance of trading based on material non-public information and focus attention on short-term performance at the expense of Healthpeak’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other market, are strictly prohibited.
b.Short Sales. Short sales of Healthpeak’s securities (generally, the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in Healthpeak’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve Healthpeak’s performance. For these reasons, engaging in short sales of Healthpeak’s securities, which are illegal for Section 16 officers and directors, is strictly prohibited.
6.Anti-Hedging Policy
Certain forms of hedging or monetization transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions may allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When this type of situation occurs, the person may no longer have the same objectives as Healthpeak’s other shareholders. For this reason, officers, directors, employees, any consultants or other persons subject to this Policy, and their respective Restricted Affiliates, are strictly prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Healthpeak securities.
7.Anti-Pledging Policy and Margin Accounts
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Healthpeak securities, you and your Restricted Affiliates are strictly prohibited from margining Healthpeak securities in an account or pledging Healthpeak securities as collateral for a loan.
8.Gifts
Bona fide gifts (including transfers to a trust for no consideration or other payment) or charitable contributions of securities may in certain circumstances be considered a “sale” under insider trading laws and are therefore subject to limitations under this Policy.  For example, any gift or charitable contribution of Healthpeak’s securities by you or your Restricted Affiliates may only be made at a time when you (and your Restricted Affiliates, if applicable) are not aware of material non-public information, and all gift transactions must be pre-approved by the General Counsel in accordance with Section III(D)(3) below.
Under certain limited circumstances, you and your Restricted Affiliates may be permitted to gift or make charitable contributions of Healthpeak’s securities when the Trading Window is closed, provided, (i) you provide confirmation to the General Counsel that you (and your Restricted Affiliates, if applicable) are not aware of material non-public information, (ii) you provide details of the proposed gift or charitable contribution (e.g., amount of shares, proposed transaction date and recipient information, etc.), (iii) such gift or charitable contribution is pre-approved by the General Counsel, or the General Counsel’s designee, before the proposed transaction occurs, and (iv) such pre-approval is not revoked by the General Counsel, or the General Counsel’s designee, (in writing) prior to the consummation of the transaction.

9.General Policy Exceptions
a.Net Exercises, Vestings and DRIP
The trading restrictions in this Policy do not include (i) the exercise of Healthpeak stock options if no shares are to be sold or if there is a “net exercise” (as defined below), (ii) the vesting of Healthpeak stock options or restricted stock units and awards, (iii) the crediting of dividend equivalents by Healthpeak on outstanding restricted stock units in accordance with the terms of the applicable award agreement, (iv) the payment by Healthpeak of vested restricted stock units and awards, or (v) the reacquisition or withholding of Healthpeak’s securities by Healthpeak (as opposed to a sale on the open market) to satisfy a tax withholding obligation upon the vesting of restricted stock units and awards where the reacquisition or withholding of the securities is provided for and is in accordance with the terms of the applicable award.
A “net exercise” (which is not restricted by this Policy) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations in connection with the exercise of an option (i.e., no shares are sold on the open market), whereas a broker-assisted cashless exercise involves the broker selling some or all of the shares underlying the option on the open market and must be structured to satisfy this Policy.
This Policy also does not apply to “purchases” of Healthpeak’s securities under Healthpeak’s Dividend Reinvestment and Stock Purchase Plan (“DRIP”) resulting from reinvestment of dividends paid on Healthpeak’s securities under a standing election. However, this Policy does apply in connection with (i) the initial election to participate in the DRIP or any election to modify the level of participation under the DRIP, (ii) voluntary purchases of Healthpeak’s securities resulting from additional contributions to the DRIP, and (iii) the sale of any Healthpeak stock purchased under the DRIP.
b.Stock-for-Fees Program
The trading restrictions in this Policy do not apply to purchases of Company stock in the Non-Employee Director Stock-For-Fees Program (“Stock-For-Fees Program”) resulting from an election by a non-employee director to receive Company stock in lieu of cash payment of any director fees. The trading restrictions do apply, however, to (i) the election to participate in the Stock-For-Fees Program for any enrollment period, (ii) changes in elections, and (iii) sales of Company stock purchased under the Stock-For-Fees Program.
B.Unauthorized Disclosure
1.Use or Disclosure of Material Non-Public Information is Prohibited

All persons subject to this Policy must maintain the confidentiality of Healthpeak information for competitive, security and other business reasons, as well as to comply with securities laws. All information you obtain about Healthpeak or its business plans is potentially non-public information until we publicly disclose it. You should treat this information as confidential and proprietary to Healthpeak and not disclose it to anyone, such as Restricted Affiliates, other relatives, or business or social acquaintances.
Securities laws, as well as our Code of Conduct, govern the timing and nature of our disclosure of material information to the public. Violation of these laws could result in substantial liability for you, Healthpeak and our management. For this reason, we permit only specifically designated representatives of Healthpeak, or “Company Spokespersons,” as identified in our Code of Conduct, to discuss Healthpeak matters with the news media, securities analysts, investment advisors and investors.
2.Third Party Inquiries
If you receive any inquiries about Healthpeak from third parties, such as securities or industry analysts or members of the financial or business media, you should direct them to Healthpeak’s Chief Executive Officer, General Counsel, Chief Financial Officer or Investor Relations Officer as set forth in our Code of Conduct.

C.Material Non-Public Information
1.Material Information
Information is generally considered material if there is a likelihood that a reasonable person would consider it important in making an investment decision to purchase, sell or hold securities. Material information includes either positive or negative information that could reasonably affect the price of a security.
Although the materiality of information may vary depending on the circumstances, please note that such information will be scrutinized by federal, state and other governmental investigators with the benefit of evaluating the situation with hindsight. Consequently, you should avoid any appearance of impropriety, and you should carefully review the particular facts of each situation. When in doubt, you should always assume the information is material and not engage in any transaction involving that company. The following types of information about a company are likely to be considered material:
a.earnings, revenues, expenses, dividends, funds from operations, funds available for distribution, liquidity and other non-public financial information;
b.financial projections, including affirmations of prior earnings guidance and whether a company will or will not meet earnings expectations;
c.unexpected financial results and unexpected events affecting such results;

d.mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets or the business;
e.bank borrowings or financing transactions, including proposed financings, refinancing or capital market transactions and actual or potential liquidity issues;
f.events regarding a company’s securities (including, without limitation, defaults on debt securities, redemptions of securities, repurchase plans, changes in dividends or dividend policy, stock splits, changes in rights of security holders, and public or private sales of additional securities);
g.changes in credit ratings and actual or potential defaults;
h.major environmental incidents;
i.changes in or curtailment of operations or of significant facilities;
j.developments regarding joint venture partners, borrowers, tenants, operators, lenders or acquisition/investment targets (including the entry into, amendment or loss of an important contract or other arrangement with any of the foregoing);
k.information concerning changes in senior management, key personnel or the composition of the Board of Directors, including information concerning the business and personal lives of the foregoing;
l.changes in compensation policies;
m.a change of the independent registered public accounting firm or a notification that a company may no longer rely on a report from its independent registered public accounting firm;
n.threatened or pending material litigation, and developments in ongoing material litigation and other contingencies;
o.regulatory proceedings and governmental investigations;
p.bankruptcy, corporate restructuring or receivership; and
q.significant cybersecurity incidents, data breaches or similar events.
The aforementioned list of information likely to be considered material is not exhaustive and depending upon the circumstances, other information not included may be considered material. In short, if a reasonable person would consider the information relevant in making an investment decision, you should assume it is material and treat it as such. Therefore, even if you would not consider the information relevant in making an investment decision, but believe that a third party might consider it as such, you should assume it is material. It is important to remember that both positive and negative information may be considered material information.

2.Non-Public Information
Non-public information is information that is not generally known or available to the public. We consider information to be available to the public only when (a) it has been released to the public through appropriate channels (e.g., press release, filing with the SEC, communicated by the media for broad public access or a widely disseminated statement from a Company Spokesperson); and (b) enough time has elapsed to permit the market to absorb the information.
Generally, information regarding relatively routine matters, such as earnings results will be considered adequately disseminated and absorbed by the market after one (1) full trading day has elapsed following its public release. When non-routine matters, such as a prospective major acquisition or disposition are announced, Healthpeak may determine that additional time is required for the information to be absorbed by the market.
D.Trading Window and Procedures
1.Overview
All persons subject to this Policy must comply with the restrictions detailed below with respect to transactions in Healthpeak’s securities by them or their Restricted Affiliates. Specifically, you and your Restricted Affiliates may only purchase or sell Healthpeak’s securities if (1) you are not aware of material non-public information, (2) the purchase or sale has been approved under Healthpeak’s Mandatory Pre-Approval Procedures detailed below, and (3) the purchase or sale occurs within the Trading Window. In addition, as a reminder, gifts of Healthpeak securities are subject to the requirements of Section III(A)(8) of this Policy.
Notwithstanding the foregoing, short-term trading of Healthpeak securities may be distracting and may promote a disproportionate focus on Healthpeak’s short-term performance instead of long-term business objectives. Accordingly, if you or your Restricted Affiliates make any open-market trades during a Trading Window, the trading person is not permitted to make any “opposite way” trades in the open market for the remainder of that Trading Window and throughout the subsequent Trading Window. An “opposite way” trade is a sale if you previously purchased stock, or a purchase if you previously sold stock. This Policy applies to all of Healthpeak’s securities held by you or your Restricted Affiliates, including any Healthpeak securities held in an account on your behalf by Healthpeak’s designated broker who administers our performance incentive plans, or any other third party brokerage accounts.
2.Trading Window
You and your Restricted Affiliates may only purchase or sell Healthpeak’s securities during a designated period each quarter (the “Trading Window”). The Trading Window is generally a six (6) week period each quarter, although it is typically shorter during the first quarter of each year. The Trading Window begins one (1) full trading day after Healthpeak’s public announcement of its annual or quarterly earnings and generally ends on the earlier of (i) six (6) weeks after such date, or (ii) two (2) weeks before the beginning of the next quarter. Notwithstanding the foregoing, we will provide you with explicit instructions on when the Trading Window is scheduled to open and when it is scheduled to close.
If the Trading Window is open and you are aware of material non-public information about Healthpeak, you and your Restricted Affiliates may not trade in Healthpeak’s securities. Further, please be advised that all pending purchase and sale orders regarding Healthpeak’s securities that could be executed while the Trading Window is open must be cancelled or executed before the Trading Window closes. This includes any outstanding “stop-loss” or “limit” orders requested during an open Trading Window that have not been fulfilled before the Trading Window closes, unless such orders were entered into pursuant to the procedures described in Rule 10b5-1 Trading Plans, attached hereto as Appendix A. Appendix A discusses situations where, even if the Trading Window is closed, you may purchase or sell Healthpeak’s securities pursuant to an approved Rule 10b5-1 Trading Plan.
Healthpeak may occasionally close the Trading Window early or entirely due to material non-public information developments. In such event, the General Counsel may notify certain individuals or all persons subject to this Policy that they are prohibited from engaging in any purchase or sale of Healthpeak’s securities, and such individuals should not disclose to others the fact that the Trading Window has been closed.
3.Mandatory Pre-Approval Procedures
Healthpeak requires each employee, officer and director who desires to engage (or have a Restricted Affiliate engage) in a transaction involving Healthpeak’s securities (including any option exercise, stock purchase, stock sale, gift, loan, pledge, hedge, contribution to a trust, or any other transfer or acquisition), to request approval of such transaction from the General Counsel, or his or her designee, in advance of the proposed transaction. If the General Counsel desires to engage (or have a Restricted Affiliate engage) in a transaction requiring pre-approval or approval under this Policy, the General Counsel must obtain approval of such transaction from the President or Chief Executive Officer, or that person’s designee, in advance of the proposed transaction. All references to approval by the General Counsel below in this section shall be deemed to also refer to any applicable approval by the General Counsel’s designee from time to time or by the President or Chief Executive Officer, or that person’s designee, in the case of any transaction by the General Counsel.
Notwithstanding the foregoing, an employee, officer or director is not required to request approval in accordance with the foregoing paragraph prior to a transaction involving Healthpeak’s securities made pursuant to an existing Rule 10b5-1 Trading Plan, provided that the Rule 10b5-1 Trading Plan is approved by the General Counsel before it is adopted. (See Appendix A for additional information on obtaining approval to enter into a Rule 10b5-1 Trading Plan.) An approval request should include all relevant information concerning the proposed transaction (e.g., amount of shares or options, proposed transaction date, etc.) and how best to be contacted with questions.
The General Counsel may decide to withhold approval for a proposed transaction for various reasons, including, without limitation, the following examples:
a.the employee, officer, or director may possess material non-public information;
b.the Trading Window is not open;
c.the purchase or sale by an officer or director does not comply with Rule 144 of the Securities Act of 1933, as amended, and other legal requirements;
d.the proposed transaction could result in adverse publicity or have a material adverse impact on trading in Healthpeak’s securities or Healthpeak;
e.the purchase or sale could result in liability to an officer or director under the short-swing trading rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or violate the short-term trading restriction in Section III(D)(1) of this Policy; or
f.other relevant considerations cause the purchase or sale to be inappropriate.
Please be aware that if the approval of a proposed purchase or sale is withheld by the General Counsel, the decision cannot be “overruled” by any member of management. In the event of a disagreement regarding a proposed purchase or sale, the General Counsel may be required to report the proposed purchase or sale to the Audit Committee of the Board of Directors. The General Counsel and the Audit Committee may obtain the advice of outside legal counsel with respect to a pre-approval request. An employee, officer, or director (or his or her Restricted Affiliate, if applicable) may not in any event engage in the proposed purchase or sale until a request has been pre-approved by the General Counsel or his or her designee in writing.
Notwithstanding the General Counsel’s approval of a trade, each person subject to this Policy remains responsible for determining if he or she is aware of material non-public information and any action by Healthpeak, the General Counsel or any other employee or director pursuant to this Policy does not constitute legal advice or insulate him or her from liability under insider trading laws. Additionally, even if a trade has been approved by the General Counsel, such trade may not be executed if (a) the employee, officer or director (or Restricted Affiliates or others subject to this Policy) becomes aware of material non-public information concerning Healthpeak, (b) the General Counsel subsequently revokes the approval, or (c) the Trading Window is subsequently closed. If a purchase or sale is not completed within the Trading Window or other approved time period (or if the General Counsel revokes the approval), the purchase or sale must be resubmitted for approval to the General Counsel before it may be executed. If a proposed purchase or sale is not approved, the requesting person is prohibited from initiating any transaction in Healthpeak’s securities and should not inform anyone within or outside of Healthpeak of such prohibition.
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APPENDIX A

RULE 10b5-1 TRADING PLANS

I.INTRODUCTION

Rule 10b5-1 adopted by the SEC provides an affirmative defense to insider trading that is available to a person making a purchase or sale of securities who demonstrates that the purchase or sale was effected pursuant to a pre-arranged “trading plan” that meets certain conditions. Notwithstanding the other provisions of this Policy, you may purchase or sell Healthpeak’s securities regardless of whether you may be aware of material non-public information at the time of trading, provided that the purchase or sale is made pursuant to a plan (the “10b5-1 Trading Plan”) which is validly established in compliance with the provisions of Rule 10b5-1 and satisfies the following criteria:

A.the 10b5-1 Trading Plan (including any modifications or terminations thereof) must be entered into only during an open Trading Window and at a time when you are not aware of material non-public information about Healthpeak or its securities;

B.the 10b5-1 Trading Plan must be a written plan or binding contract (i.e., the plan may not consist of an oral arrangement or order to purchase or sell Healthpeak’s securities in the future) that does not allow you to exercise any subsequent influence over how, when or whether to effect the trade;

C.the 10b5-1 Trading Plan must specify the amount, price and date of trades, or include a written formula, algorithm or computer program for trading determinations;

D.the 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and you must act in good faith with respect to the 10b5-1 Trading Plan;

E.the 10b5-1 Trading Plan (including any modifications or terminations thereof) must comply with the other requirements in this Appendix A and be pre-approved in advance by the General Counsel or the General Counsel’s designee (provided that, for a 10b5-1 Trading Plan of the General Counsel, such pre-approval must be provided by the President or Chief Executive Officer, or that person’s designee, and all references to approval by the General Counsel below in this Appendix A shall be deemed to also refer to any applicable approval by the General Counsel’s designee or by the President or Chief Executive, or that person’s designee, in the case of a 10b5-1 Trading Plan of the General Counsel); and

F.you must not alter or deviate from the terms of the 10b5-1 Trading Plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities to be purchased or sold pursuant to such plan.

II.DESCRIPTION OF A QUALIFIED RULE 10b5-1 TRADING PLAN

A 10b5-1 Trading Plan (including any modifications or terminations thereof) must comply with all other applicable disclosure and other requirements under federal and state securities laws. As a condition to obtaining pre-approval of a 10b5-1 Trading Plan, the Rule 10b5-1 Trading Plan (and any modifications or terminations thereof) shall comply with and include the following safeguards with such additional conditions that Healthpeak may require:

A.the 10b5-1 Trading Plan shall include a written representation from you that you are not aware of any material non-public information about Healthpeak or its securities at the time the 10b5-1 Trading Plan is established and that you are adopting (or modifying) the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In the event the General Counsel determines that there is material non-public information that has not been publicly disclosed at the time you wish to enter into a 10b5-1 Trading Plan (or to modify a previously adopted 10b5-1 Trading Plan), the General Counsel may delay approval of the 10b5-1 Trading Plan until the information has been publicly disclosed;

B.the 10b5-1 Trading Plan must provide that the first trade will not occur until the later of (i) ninety (90) days after the adoption (or modification) of the 10b5-1 Trading Plan or (ii) two (2) business days following the disclosure of Healthpeak's financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Trading Plan was adopted (or modified) but, in any event, a maximum of 120 days after adoption (or modification) of the 10b5-1 Trading Plan (such period in which trades may not occur, the “Cooling-Off Period”);

C.the 10b5-1 Trading Plan must provide for a minimum term of six (6) months and a maximum term of one (1) year, unless a shorter or longer term is approved by the General Counsel;

D.no more than one (1) 10b5-1 Trading Plan shall be in effect at any time with respect to open market purchases or sales of Healthpeak’s securities beneficially owned by you, except that, during the term of a 10b5-1 Trading Plan, you may:

1.enter into a new 10b5-1 Trading Plan if such later-commencing 10b5-1 Trading Plan complies with Rule 10b5-1 and the additional requirements in this Appendix A and trading under such 10b5-1 Trading Plan is not authorized to commence until after all trades under the earlier-commencing 10b5-1 Trading Plan are completed or expired without execution; provided, however, that if the earlier-commencing 10b5-1 Trading Plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing plan shall run from the date of such termination (and not from the date the later-commencing plan was adopted); and

2.enter into another contract, instruction, or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and provided that you do not exercise control over the timing of such sales (a “Sell-to-Cover Plan”).

E.other than Sell-to-Cover Plans, no more than one (1) 10b5-1 Trading Plan providing for the open-market purchase or sale of Healthpeak securities in a single transaction may be in adopted within any twelve (12) month period;

F.the 10b5-1 Trading Plan must contain procedures to ensure prompt compliance with (1) any reporting requirements under Section 16 of the Exchange Act, (2) SEC Rule 144 relating to any sales under the 10b5-1 Trading Plan, and (3) any suspension of trading or other restrictions that are imposed on transactions under an approved Rule 10b5-1 Trading Plan, including pursuant to customary lock-up commitments associated with underwritten public offerings of Healthpeak’s securities; provided, however, that any 10b5-1 Trading Plan may permit the sale of up to 50,000 shares of our common stock by an officer or director (or such other amount as agreed to by Healthpeak for all of its senior officers) during any lock-up period to which such officer or director may become subject in connection with an underwritten public offering by Healthpeak;

G.because a 10b5-1 Trading Plan must be entered into and acted on in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or 10b5-1, a 10b5-1 Trading Plan should be adopted with the intention that it will not be amended or modified frequently, since changes to a 10b5-1 Trading Plan may raise issues as to an individual’s good faith. For this reason, although modifications to or early termination of a 10b5-1 Trading Plan are not prohibited, the General Counsel will approve modifications or early terminations only in limited and exceptional circumstances and subject to the following additional requirements:

1.any modification of a 10b5-1 Trading Plan may not occur more than once in any twelve-month period;

2.any modification of a 10b5-1 Trading Plan must satisfy all of the requirements of Rule 10b5-1 and this Appendix A that apply to the adoption of a new 10b5-1 Trading Plan; and

3.a 10b5-1 Trading Plan cannot be adopted if you have terminated a previous 10b5-1 Trading Plan prior to the end of its original term within the prior three (3) months.

For purposes of the foregoing, a modification of a 10b5-1 Trading Plan includes any change to the amount, price, or timing of the purchase or sale of securities under such plan, but shall not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed.

Trades effected pursuant to a 10b5-1 Trading Plan will not require further pre-approval at the time of the trade if the 10b5-1 Trading Plan complies with the requirements set forth above. Any employee, officer or director who effects a transaction pursuant to a 10b5-1 Trading Plan (or his or her broker) must, however, report specific transaction details to the General Counsel no later than the same day on which the transaction occurred (e.g., amount of securities, date and price of any purchase or sale). It is important to note that the review and approval of the terms of the 10b5-1 Trading Plan by the General Counsel will not constitute sufficient notice of the transaction by you.

In pre-approving the implementation, modification or termination of a Rule 10b5-1 Trading Plan, the General Counsel shall not be responsible for determining whether such plan is in compliance with the provisions of Rule 10b5-1. Compliance with Rule 10b5-1 is solely your responsibility and we recommend that you consult with your legal and financial advisors regarding compliance with securities laws.
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